Exhibit 5.1

                       Wilson, Sonsini, Goodrich & Rosati
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (415) 493-9300


                                                                   June 20, 1996

Spectrian Corporation
350 West Java Drive
Sunnyvale, California 94089

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 19, 1996, in connection with the registration under the Securities Act of 1933, as amended, of 625,000 additional shares of your Common Stock reserved for issuance under the 1992 Stock Plan (the "Stock Plan") and the 25,000 additional shares of your Common Stock reserved for issuance under the 1994 Employee Stock Purchase Plan (the "ESPP").

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares. It is our opinion that the additional shares, when issued and sold in the manner referred to in the Stock Plan and the ESPP and pursuant to the agreements which accompany the Stock Plan and the ESPP, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.


                                   Sincerely,


                                   WILSON, SONSINI, GOODRICH & ROSATI
                                   Professional Corporation

                                   /S/ WILSON, SONSINI, GOODRICH & ROSATI